UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPACEHAB, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 27, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders of SPACEHAB, Incorporated (the “Company”) to be held at the Hilton Houston NASA Clear Lake, located at 3000 Nasa Parkway, Houston, Texas, 77058 on December 1, 2004 at 10:00 a.m. Information about the meeting, the nominees for directors, and the proposals to be considered are presented in the Notice of Annual Meeting and the proxy statement on the following pages.

At the meeting, you will be asked (i) to elect ten directors to the Company’s Board of Directors, nine of which shall be elected by the holders of the Company’s Common Stock and one of which shall be elected by the holders of the Company’s Series B Senior Convertible Preferred Stock, each for a one-year term expiring at the 2005 Annual Meeting of Shareholders, and (ii) to ratify the appointment of Grant Thornton LLP as independent auditors for the Company. The Board of Directors has unanimously approved these proposals and we urge you to vote in favor of these proposals and such other matters as may be submitted to you for a vote at the meeting.

Your participation in the Company’s affairs is important regardless of the number of shares you hold. To ensure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card promptly even if you anticipate attending in person. If you attend, you will, of course, be entitled to vote in person.

Thank you for your assistance in returning your proxy card promptly.

Sincerely,

DR. SHELLEY A. HARRISON Chairman of the Board

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of SPACEHAB, Incorporated:

The 2004 Annual Meeting of Shareholders (the “Annual Meeting”) of SPACEHAB, Incorporated (the “Company”) will be held at the Hilton Houston NASA Clear Lake, located at 3000 Nasa Parkway, Houston, Texas, 77058 on December 1, 2004, at 10:00 a.m., for the following purposes:

1.	To elect ten directors to the Company’s Board of Directors, each to hold office until the Company’s next annual meeting of shareholders and until their successors are elected at the 2005 Annual Meeting of Shareholders;

2.	To ratify the appointment of Grant Thornton LLP as independent auditors for the Company; and

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report on Form
10-K of the Company for the fiscal year ended June 30, 2004 also accompanies this Notice.

The Board of Directors has fixed the close of business on September 23, 2004 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Brian K. Harrington Senior Vice President and Chief Financial Officer Secretary and Treasurer

Houston, Texas

October 27, 2004

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT

YOU EXPECT TO ATTEND THE ANNUAL MEETING.

SPACEHAB, Incorporated

12130 Highway 3

Building 1

Webster, Texas 77598

SPACEHAB, Incorporated

12130 Highway 3, Building 1

Webster, Texas 77598

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SPACEHAB, Incorporated, (the “Company” or “SPACEHAB”) a Washington corporation, of proxies to be voted at the 2004 Annual Meeting of Shareholders on December 1, 2004 (the “Annual Meeting”). This proxy statement, the accompanying proxy card, and Annual Report on Form 10-K to Shareholders are first being mailed to shareholders on or about October 27, 2004.

Voting Securities

The Board of Directors has fixed the close of business on September 23, 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 12,686,770 shares of SPACEHAB’s Common Stock, no par value per share, outstanding and 1,333,334 shares of SPACEHAB’s Series B Senior Convertible Preferred Stock, no par value per share, outstanding. Holders of Common Stock and Series B Senior Convertible Preferred Stock are entitled to notice of the Annual Meeting and to one vote per share of Common Stock or Series B Senior Convertible Preferred Stock owned as of the record date at the Annual Meeting. Holders of the Company’s Common Stock and Series B Senior Convertible Preferred Stock generally vote together as a single class, except that the holders of Series B Senior Convertible Preferred Stock, voting separately as a class, are entitled to elect one director and the holders of the Company’s Common Stock are entitled to elect the remaining directors of the Company.

Proxies

Dr. Shelley A. Harrison and Mr. Michael E. Kearney, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by the Board of Directors to serve in such capacity. Dr. Harrison is Chairman of the Board of Directors and Mr. Kearney is a member of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer. Each shareholder giving a proxy has the power to revoke it at any time before the shares represented by that proxy are voted. Revocation of a proxy is effective when the Secretary of the Company receives either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Voting of Proxies

Because many SPACEHAB shareholders are unable to attend the Annual Meeting, the Board of Directors solicits proxies to give each shareholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this proxy statement. Shareholders are urged to read carefully the material in this proxy statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date, and return the card in the enclosed stamped envelope.

If no choice is specified and the card is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board of Directors contained in this proxy statement.

Quorum; Method of Tabulation

The holders of at least one-third of all issued and outstanding shares of Common Stock and Series B Senior Convertible Preferred Stock entitled to vote at the Annual Meeting, whether represented in person or by proxy, will constitute a quorum at that meeting. At the Annual Meeting, the election of the nine directors to be elected by the holders of Common Stock requires the vote of a plurality of the shares of Common Stock represented at the meeting. The election of the director to be elected by Series B Senior Convertible Preferred Stockholders requires the vote of a plurality of the Series B Senior Convertible Preferred shares represented at the meeting. No shareholder shall be allowed to cumulate his votes.

At the Annual Meeting, the vote of the majority of the outstanding shares of Common Stock and Series B Senior Convertible Preferred Stock present (in person or by proxy) and entitled to vote at the meeting voting together is required to ratify the appointment of Grant Thornton LLP as the independent auditors of the Company’s financial statements for the fiscal year ending June 30, 2005.

One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Form 10-K

Shareholders may obtain, without charge, a copy of our 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”). For copies, please contact Investor Relations at the address of our principal executive office: SPACEHAB, Inc., 12130 Highway 3, Building 1, Webster, Texas 77598. The Form 10-K is also available to the public through the SEC’s website at www.sec.gov and through our website at www.spacehab.com.

CORPORATE GOVERNANCE

In May 2004, our Board of Directors unanimously adopted a resolution creating a Corporate Governance and Nominating Committee with responsibility for overseeing the development and implementation of corporate governance principles within the Company. The following corporate governance documents are posted in the “Investor Info” section of our website at www.spacehab.com:

•	Code of Ethics and Business Conduct

•	Code of Ethics for Senior Financial Professionals

•	Shareholder Communications Policy

•	Complaint and Reporting Procedures for Accounting and Auditing Matters

•	Audit Committee Charter

•	Compensation Committee Charter

•	Corporate Governance and Nominating Committee Charter

Code of Ethics and Business Conduct

Our Code of Ethics and Business Conduct applies to all directors, officers, and employees of SPACEHAB. The key principles of this code include acting legally and ethically, speaking up, getting advice, and dealing fairly with our shareholders. The Code of Ethics and Business Conduct meets the requirements for a “Code of Conduct” under the National Association of Securities Dealers, Inc. (“NASD”) rules.

Code of Ethics for Senior Financial Professionals

Our Code of Ethics for Senior Financial Professionals applies to our Chief Executive Officer, Chief Financial Officer, Controller and other designated senior financial professionals. The key principles of this Code include acting legally and ethically, promoting honest business conduct, and providing timely and meaningful financial disclosures to our shareholders. The Code of Ethics for Senior Financial Professionals meets the requirements of a “Code of Ethics” under SEC rules.

Shareholder Communications Policy

Our Shareholder Communications Policy provides a medium for shareholders to communicate with the Board of Directors. Under this policy shareholders may communicate with the Board of Directors or specific Board members by sending a letter to SPACEHAB, Inc., Shareholder Communications with the Board of Directors, Attn: Secretary, 12130 Highway 3, Building 1, Webster, Texas 77598.

Complaint and Reporting Procedures for Accounting and Auditing Matters

Our Complaint and Reporting Procedures for Accounting and Auditing Matters provide for the (i) receipt, retention, and treatment of complaints, reports, and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports, and concerns by employees regarding questionable accounting or auditing matters, in each case relating to SPACEHAB. Complaints may be made through a toll-free “Integrity Helpline” telephone number operated by an independent third-party and a dedicated e-mail address. Complaints received are logged by our senior Ethics and Compliance Office executive, communicated to our Compliance Committee and to our Audit Committee, and investigated, under the direction of our Audit Committee, by our Ethics and Compliance Office. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, these procedures prohibit us from taking adverse action against any person submitting a good faith complaint, report, or concern.

Director Attendance at Annual Shareholders Meeting

As described above, we have a policy to facilitate shareholder communications with the Board of Directors. Additionally, Board members are expected to attend the annual shareholders meeting. All of the members of the Board of Directors then in office attended last year’s annual shareholders meeting held on November 14, 2003.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors and director nominees to be an “independent director” as such term is defined by Rule 4200(a) (15) of the NASD:

Richard S. Bodman

Dr. Edward E. David, Jr.

Richard M. Fairbanks

James R. Thompson

The Board of Directors has also determined that each member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee meets the independence requirements applicable to those committees prescribed by NASD and SEC rules. The Board of Directors has further determined that more than one of the members of the Audit Committee, including its Chairman Richard S. Bodman, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Director Nomination Process

SPACEHAB’s director nominees are approved by the Board after considering the recommendation of the Corporate Governance and Nominating Committee. A copy of the Corporate Governance and Nominating Committee’s charter is available in the “Investor Info” section of our website at www.spacehab.com.

A Board of ten directors will be elected at the annual meeting, comprised of up to (i) nine directors, which directors are elected by the holders of the outstanding shares of Common Stock pursuant to our Articles of Incorporation, and (ii) one director elected by the holders of the outstanding shares of Series B Senior Convertible Preferred Stock. Our Articles of Incorporation provide that, with respect to any vacancies or newly created directorships, other than the director to be elected by the holders of the outstanding shares of Series B Senior Convertible Preferred Stock, the Board will nominate such individuals as may be specified by a majority vote of the then sitting directors.

Regarding nominations for directors, other than the Series B Senior Convertible Preferred Stock director, the Corporate Governance and Nominating Committee identifies nominees in various ways. The committee considers the current directors that have expressed interest in, and that continue to satisfy, the criteria for serving on the Board as established by the committee. Other nominees may be proposed by current directors, members of management, or by shareholders. From time to time, the committee may engage a professional firm to identify and evaluate potential director nominees. The Series B Senior Convertible Preferred Stock director nominee set forth in this proxy statement was selected by the holder of the Series B Senior Convertible Preferred Stock.

Seven of the director nominees, including the Series B Senior Convertible Preferred Stock director, set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election. Three director nominees have been recommended by a shareholder.

For purposes of the 2005 annual shareholder meeting, the committee will consider any nominations received by the Secretary from a shareholder of record on or before June 28, 2005 (the 120th calendar day before the one-year anniversary date of the release of these proxy materials to shareholders). Any such nomination must be accompanied in writing by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director, if elected, and to a background check. The nominating shareholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of SPACEHAB Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner. Finally, the nominating shareholder must discuss the nominee’s qualifications to serve as a director.

PROPOSAL 1—ELECTION OF DIRECTORS

A Board of ten directors will be elected at the Annual Meeting, nine by the holders of Common Stock and one by the holder of the Series B Senior Convertible Preferred Stock. All directors shall hold office until the next Annual Meeting of shareholders and until their successors are duly elected and qualified. The Company’s articles of incorporation authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional director positions created by board action may be filled by action of the existing Board of Directors at that time, and any director who is appointed in this fashion will serve until the next Annual Meeting of shareholders and until a successor is duly elected and qualified.

On September 13, 2004, Mr. John J. Gorman and two companies that Mr. Gorman controls, Westech Capital Corp. (“Westech”) and Tejas Securities Group, Inc. (“Tejas”), each being shareholders of the Company, filed a Schedule 13D under the Securities Exchange Act of 1934 which, among other things, indicated their intent to nominate Mr. Roscoe Michael Moore, III, Mr. Thomas Boone Pickens, III, and Mr. Barry A. Williamson as director candidates at the Company’s 2004 Annual Meeting of Shareholders. In addition, in accordance with the Company’s by-laws, on September 14, 2004, Westech, Tejas, and Mr. Gorman delivered a notification to the Company’s Secretary of their intention to so nominate Messrs. Moore, Pickens, and Williamson. On September 30, 2004, Dr. Harrison, Mr. Kearney, and the Company’s counsel met with Mr. Gorman and his representatives to discuss Mr. Gorman’s proposal. On October 19, 2004, the Board of Directors reviewed Mr. Gorman’s proposal and interviewed Messrs. Moore, Pickens, and Williamson. As a result of these meetings, and after conducting such other inquiries and procedures as the Board viewed appropriate in accordance with the Company’s director nomination process, the Board resolved to endorse Mr. Gorman’s proposal and include Messrs. Moore, Pickens, and Williamson as director nominees in the Company’s proxy statement for the 2004 Annual Meeting of Shareholders. In order to accommodate the election of Messrs. Moore, Pickens, and Williamson, the Board of Directors authorized an increase in the number of directorships from seven to ten, effective as of the date of the 2004 Annual Meeting of Shareholders.

The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is contemplated that all nominees will be available for election, but if one or more is not, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the Board of Directors unless the shareholder has directed otherwise.

Directors and Nominees	Principal Occupation and Directorships	Age as of September 1, 2004	Director Since
Current Directors Nominated for Re-election

Dr. Shelley A. Harrison	Non-Executive Chairman of the Board of SPACEHAB, Inc.; Chairman of Harrison Enterprises Inc.; Director of SafeNet, Inc. and NetManage, Inc.	62	1987
Michael E. Kearney	President and Chief Executive Officer of SPACEHAB, Inc.	60	2001
Richard S. Bodman	Managing General Partner of VMS Fund Administration; Managing General Partner of AT&T Ventures; Chairman of Foss Shield, Inc.; Director of Internet Security Systems, Inc. and Knology, Inc.	66	2003
Dr. Edward E. David, Jr.	President of Edward E. David, Inc.; Director of DeCorp, Medjet, Inc., and Reveo, Inc.; Principal of the Washington Advisory Group, LLC.	79	1993
Richard M. Fairbanks	Counselor, Center for Strategic and International Studies; Director of SEACOR Holdings Inc. and GATX Corporation	63	1998
James R. Thompson	Director, President, Chief Operating Officer, and Vice Chairman of Orbital Sciences Corporation	68	1993

Director Nominees
Roscoe Michael Moore, III	President and Founder of PeerSat; Director and Chairman of Washington Space Business Roundtable	33	Nominee
Thomas Boone Pickens, III	President and Founder of T.B. Pickens & Co.	47	Nominee
Barry A. Williamson	Attorney; Director of Westech Capital Corp.; Executive Board Member of Austin Smiles	47	Nominee

Series B Senior Convertible Preferred Stock Director
Dr. Stefan-Fritz Graul	Executive Vice President for EADS Space Transportation	55	2003

Current Directors Nominated for Re-election

Richard S. Bodman

Joining SPACEHAB’s Board of Directors in 2003, Mr. Bodman is a Managing General Partner of VMS Fund Administration, which provides comprehensive administrative and advisory services for venture capital funds. He has served as Managing General Partner of the independently-owned AT&T Ventures since 1996. Mr. Bodman is Chairman of Foss Shield, Inc., a private company which provides and sells antibacterial fibers and products. Mr. Bodman is a Certified Public Accountant, and also a Director of Internet Security Systems, Inc. (NASDAQ: ISSX) and Knology, Inc. (NASDAQ: KNOL).

Dr. Edward E. David, Jr.

Dr. David has served as a director of the Company since 1993. He is the President of Edward E. David, Inc., advisors to industry, government, and academia on technology, research, and innovation, a company he founded in 1977. Dr. David was Science Advisor to President Nixon and Director of the White House Office of Science and Technology from 1970 to 1973. He has also served as President of Exxon Research and Engineering Company (NYSE: XOM) from 1977 to 1986, and as Executive Director of Bell Telephone Laboratories (NYSE: LU) from 1950 to 1970. Dr. David is a director of DeCorp, Medjet, Inc., (MDJT.OB) and Reveo, Inc., and Principal of the Washington Advisory Group, LLC.

Richard M. Fairbanks

Mr. Fairbanks joined the Company’s Board of Directors in 1998. He has been associated with the Center for Strategic and International Studies in Washington, D.C. since 1992, served as its President and Chief Executive Officer in 1999 and 2000, and currently serves as a Counselor to the organization. Mr. Fairbanks is an attorney who has engaged in private practice as well as a wide range of government service, including Ambassador at Large. He is also a director of SEACOR Holdings Inc. (NYSE: CKH) and GATX Corporation (NYSE: GMT), and is a member of the Council on Foreign Relations and the Council of American Ambassadors.

Dr. Shelley A. Harrison

Dr. Harrison has served as the Company’s Chairman of the Board of Directors since August 1993 and a member since 1987. He previously served as the Company’s Chief Executive Officer from April 1996 until his retirement in March 2003. Dr. Harrison was a Member of Technical Staff at Bell Telephone Laboratories and a Professor of Electrical Sciences at the State University of New York at Stony Brook. In 1973, Dr. Harrison co-founded Symbol Technologies Inc. (NYSE: SBL), the world’s leading provider of bar-code laser scanners and portable terminals, where he served as Chairman and Chief Executive Officer until 1982. Dr. Harrison was a founding managing general partner of a high technology venture capital fund, Poly Ventures, L.P., and is Chairman of Harrison Enterprises Inc., which manages venture financing and technology start-ups. He is also a director of SafeNet, Inc. (NASDAQ: SFNT), NetManage, Inc. (NASDAQ: NETM), and several privately-held high technology companies.

Michael E. Kearney

Mr. Kearney, a member of the Board of Directors since 2001, was appointed SPACEHAB’s Chief Executive Officer in April 2003 and has served as the Company’s President since January 2001. Joining SPACEHAB in 1994, Mr. Kearney has served as Senior Vice President for Marketing and Sales and Vice President of Business Development. Prior to joining the Company, Mr. Kearney held leadership positions at McDonnell Douglas. He served for 26 years as a U.S. Navy Aeronautical Engineering Officer, as a Weapon Systems Acquisition Specialist and Program Manager, and flew Navy fighter aircraft both in combat and in a production acceptance role.

James R. Thompson

Mr. Thompson has served as a director of the Company since August 1993. He is a director and the President and Chief Operating Officer and Vice Chairman of Orbital Sciences Corporation (NYSE: ORB). From 1993 to 1999, he served as Executive Vice President and General Manager of the Launch Systems Group of Orbital Sciences Corporation. Previous to his employment at Orbital, Mr. Thompson served as NASA’s Deputy Administrator from 1989 to 1991 and as Director of the Marshall Space Flight Center in Huntsville, Alabama from September 1986 to July 1989.

Director Nominees

Roscoe Michael Moore, III

Mr. Moore is currently the President and Founder of PeerSat. From December 1998 to November 2002, Mr. Moore was a Venture Capital Associate with SpaceVest Venture Capital, in which he sourced, invested, and managed early-stage space and satellite companies. For the past four years, Mr. Moore has served on the Board of Directors of the Washington Space Business Roundtable, a not-for-profit organization, and was recently elected Chairman of the Board of Directors.

Thomas Boone Pickens, III

Mr. Pickens is currently the President and Founder of T.B. Pickens & Co., a company that provides consulting services to corporations, public institutions, and start-up organizations. Throughout his professional career, Mr. Pickens has founded and served as the Chairman for several companies that owned and operated numerous water and sewer utilities in various states, including Kentucky, Georgia, and South Carolina. From 1991 to 2002, Mr. Pickens was the Founder and Chairman of U.S. Utilities, Inc., a company which operated 114 water and sewer utilities on behalf of various companies affiliated with Mr. Pickens. From 1995 to 1999, Mr. Pickens directed 20 plus direct investments in various venture capital investments and was Founder and Chairman of the Code Corporation. From 1988 to 1993, Mr. Pickens was the Chairman of Catalyst Energy Corporation and was Chairmen of United Thermal Corporation (NYSE). Mr. Pickens was also the President of Golden Bear Corporation, Slate Creek Corporation, Eury Dam Corporation, Century Power Corporation, and Vidilia Hydroelectric Corporation. From 1986 to 1988 Mr. Pickens founded Beta Computer Systems, Inc., Sumpter Partners and was the General Partner of Grace Pickens Acquisition L.P.

Barry A. Williamson

Mr. Williamson is an attorney who has owned his own law office in Austin, Texas since 1999. Mr. Williamson is a director of Westech Capital Corp. Mr. Williamson is an Executive Board Member and past Chairman of the Board of Austin Smiles, a not-for-profit organization that provides reconstructive plastic surgery for children with complex birth defects. In 1988, Mr. Williamson worked for the Reagan administration as the principal advisor to the U.S. Secretary of Energy in the creation and formulation of a national energy policy. During the Bush administration, Mr. Williamson served as the Director of the Minerals Management Service for the U.S. Department of Interior, which managed oil and gas exploration and production for the nation’s 1.4 billion-acre continent shelf. In 1992, Mr. Williamson was elected to the Texas Railroad Commission and served as Chairman from 1994 to 1995.

Nominee for Election as Director by Holder of Series B Senior Convertible Preferred Stock:

The Company’s articles of incorporation provide that the holders of the Company’s Series B Senior Convertible Preferred Stock, voting as a separate class, may elect one director to the Company’s Board of Directors. EADS Space Transportation GmbH (formerly Astrium GmbH), the holder of all of the Company’s outstanding shares of Series B Senior Convertible Preferred Stock, has informed the Company of its intention to re-nominate and re-elect Dr. Stefan-Fritz Graul as a director of the Company at the Annual Meeting.

Dr. Stefan-Fritz Graul

Dr. Graul was appointed to SPACEHAB’s Board of Directors in May 2003. Since October 2003, he has served as Executive Vice President for Business Development for EADS Space Transportation, Europe’s leading aerospace company. Prior to this position, Dr. Graul held the role of Director of Orbital Infrastructure and Operations and Reusable Systems. Beginning in 1986, he served in several key positions at EADS when the company was doing business as Astrium GmbH and Daimler Benz Aerospace.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR

DIRECTOR NAMED ABOVE.

The Board of Directors and its Committees

Board Meetings

In fiscal year 2004, there were eight meetings of the Board of Directors (including regularly scheduled and special meetings). During fiscal year 2004, one director of the Company, Dr. Graul, participated in fewer than 75% of the aggregate number of meetings of the Board of Directors.

Committees of the Board of Directors

The Committees of the Board of Directors consist of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Executive Committee. Information concerning the committees is set forth below.

The Audit Committee, which is composed solely of independent directors that meet the requirements of NASD and SEC rules, operates under a written charter adopted by the Audit Committee and approved by the Board of Directors on May 13, 2004, superceding its charter adopted by the Audit Committee of the Board of Directors on June 5, 2000 and amended on September 13, 2002. The Audit Committee is responsible for appointing and compensating a firm of independent auditors to audit the Company’s financial statements, as well as oversight of the performance and review of the scope of the audit performed by the Company’s independent auditors. The Audit Committee also reviews audit plans and procedures, changes in accounting policies, and the use of the independent auditors for non-audit services. The Audit Committee consisted of Mr. Bodman (Chairman), Mr. Fairbanks, and Mr. Thompson. During fiscal year 2004, the Audit Committee met nine times.

The Compensation Committee, which is composed solely of independent directors that meet the requirements of NASD and SEC rules, operates under a written charter adopted by the Compensation Committee and approved by the Board of Directors on May 13, 2004, determines the compensation and benefits of the Chief Executive Officer and all executive officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the Company’s 1994 Stock Incentive Plan, the 1995 Directors’ Stock Option Plan, and the Employee Stock Purchase Plan in accordance with the terms and conditions set forth in those plans. The Compensation Committee consisted of Mr. Thompson (Chairman), Dr. David, and Mr. Fairbanks. During fiscal year 2004, the Compensation Committee met two times.

The Corporate Governance and Nominating Committee was created by the Board of Directors on February 17, 2004. The Corporate Governance and Nominating Committee’s charter was adopted by the committee and approved by the Board on May 13, 2004. The primary purpose of the Corporate Governance and Nominating Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members and recommending to the Board director nominees for the next Annual Meeting of shareholders. Directors who are members of the Corporate Governance and Nominating Committee are independent directors that meet the requirements of NASD and SEC rules. The Corporate Governance and Nominating Committee consisted of Mr. Fairbanks (Chairman), Mr. Bodman, Mr. Thompson, and Dr. David. During fiscal year 2004, the Corporate Governance and Nominating Committee met two times.

The Executive Committee was responsible for all matters which arose between regular meetings of the Board of Directors and had all the powers and authority of the Board, except as such powers and authority were limited by the Company’s by-laws or by applicable laws. The Executive Committee consisted of Dr. Harrison (Chairman), Dr. Graul, Mr. Kearney, and Mr. Thompson. During fiscal year 2004, the Executive Committee met once and was dissolved on November 14, 2003.

Director Compensation

General. The Company pays each non-employee director a $10,000 annual retainer to serve on the Board of Directors and a fee of $500 per day for each meeting of the Board of Directors and each committee meeting attended. The Company does not pay additional annual retainer or meeting fees to Chairpersons of the various committees of the Board of Directors. In instances where a non-employee director attends both a meeting of the Board of Directors and a committee meeting on the same day, a single meeting fee of $500 is paid. In addition, all directors are reimbursed for expenses incurred in connection with their attendance at meetings. The Company also compensates its directors through the 1995 Directors’ Stock Option Plan, as amended and restated, pursuant to which each director who is not an employee of the Company and who is elected or continues as a member of the Board of Directors is entitled to receive an initial grant of an option to purchase 10,000 shares of SPACEHAB’s Common Stock and, thereafter, an annual grant of options to purchase 5,000 shares of SPACEHAB’s Common Stock at an exercise price equal to fair market value. Dr.

Stefan-Fritz Graul, a non-employee director elected as the Series B Senior Convertible Preferred Stock director, has elected to not accept compensation for his services during fiscal year 2004.

Dr. Shelley Harrison Agreement. Dr. Harrison served as the Company’s Chairman and Chief Executive Officer until March 31, 2003 under an employment agreement entered into on April 1, 1997. Dr. Harrison’s employment agreement, which expired on March 31, 2003, provided for a minimum base salary, participation in the Company’s employee benefit plans, and stock option grants. On October 24, 2002, the Company entered into a new agreement with Dr. Harrison to serve as the non-executive Chairman of the Board of the Company at an annual compensation of $120,000. The agreement provided for a term expiring on March 31, 2004 which has been renewed until March 31, 2005 and is subject to annual renewal for one-year terms thereafter. On September 30, 2004, Dr. Harrison’s agreement was amended to extend the term to March 31, 2006 and reducing the annual compensation after March 31, 2005 to $60,000. Under this agreement, Dr. Harrison is entitled to any benefits that are or may be extended to Company directors during his term of service and retains all options granted in prior periods.

Executive Officers of the Company Who are Not Nominees

Set forth below is a summary of the background and business experience of the executive officers of the Company who are not nominees for the Board of Directors.

Daniel A. Bland

Mr. Bland (age 60) has served as Senior Vice President of the SPACEHAB Flight Services business unit since March 2000. In this capacity, he manages the Company’s flight services contract efforts with NASA and other commercial customers which utilize SPACEHAB’s modules and carriers. He also manages a variety of commercial space access and transportation initiatives involving U.S. and international launch vehicles in support of NASA’s space exploration vision. Beginning his career with NASA in 1966, Mr. Bland worked for 28 years at both the Kennedy and Johnson Space Centers. He held key positions in NASA’s astronaut training program supporting the Apollo and Apollo-Soyuz projects from 1966 to 1975. From 1975 to 1994, he managed projects with the Space Shuttle, International Space Station, and SPACEHAB programs.

John B. Satrom

Since April 2000, Mr. Satrom (age 43) has served as the Senior Vice President and General Manager of Astrotech Space Operations, Inc., a subsidiary of SPACEHAB. He has been managing the payload processing operations for the Company since joining in April 1998. Prior to his employment at Astrotech, he was Manager of the Launch Integration and Operations Department for Space Systems/Loral in Palo Alto, California and worked on the Atlas program at Cape Canaveral for General Dynamics Space System Division. From 1983 to 1990, Mr. Satrom served as an Air Force officer both at Vandenberg Air Force Base in California and Cape Canaveral Air Force Station in Florida, working on the Peacekeeper missile flight test program and the Space Shuttle program.

Brian K. Harrington

Mr. Harrington (age 58) joined SPACEHAB in January 2004 and serves at the Company’s Senior Vice President, Finance and Chief Financial Officer. Prior to joining the Company, he held similar positions at the publicly-traded Kirby Corporation and as a financial consultant and manager. His corporate and consulting experience includes acquisitions, bank financings, public and private placement debt, public equity transactions, divestures, and recapitalizations. A Certified Public Accountant, Mr. Harrington began his career in the U.S Army, First Armored Division, where he served as Deputy Division Finance Officer during the Viet Nam conflict.

Nicholas G. Morgan

Mr. Morgan (age 41) holds the title of Vice President, Accounting and was appointed Controller of SPACEHAB in March 2004. A Certified Public Accountant, he has served as Assistant Controller of the Company since April 2001 and as Assistant Controller of Johnson Engineering, Inc. from February 1996 until the acquisition by SPACEHAB in July 1998. Mr. Morgan began his career with Loral Corporation in San Jose, California; he held several positions in the accounting and finance area from 1990 to 1992. He transferred to Loral Space Information Systems, Houston, Texas in 1992 as a Job Cost Analyst until he joined Johnson Engineering in 1996.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee has appointed the firm of Grant Thornton LLP as independent auditors for fiscal year 2005. The Board of Directors recommends that the shareholders ratify that appointment. Ratification requires the affirmative vote of a majority of the combined shares of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, represented at the Annual Meeting in person or by proxy and entitled to vote on the matter. The persons named in the accompanying proxy card intend to vote for ratification of such appointment unless instructed otherwise on the proxy card.

Although there is no requirement that the Company submit the appointment of independent auditors to shareholders for ratification or that the appointed auditors be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent auditors if the shareholders choose not to ratify the appointment of Grant Thornton LLP. The Audit Committee may terminate the appointment of Grant Thornton LLP as the Company’s independent auditors without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Ernst & Young LLP has audited the Company’s financial statements annually since the Company’s fiscal year 2000 through fiscal year 2003. In April 2004, the Audit Committee discharged Ernst & Young LLP and appointed Grant Thornton LLP as independent accountants for the Company. Ernst & Young LLP’s report on our consolidated financial statements for our fiscal year ending June 30, 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Audit Committee based its decision to appoint the firm of Grant Thornton LLP after evaluating proposals from several qualified independent accounting firms, including two of the “Big Four” firms as well as other firms with a national presence. The Audit Committee’s selection of Grant Thornton LLP was based on quality and depth of professional staff, industry familiarity, and value of services as well as the firm’s reputation for integrity and competence in the fields of accounting and auditing.

In making its recommendation to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending June 30, 2005, the Audit Committee has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining the independence of Grant Thornton LLP.

Prior to the engagement of Grant Thornton LLP, the Company had not consulted with Grant Thornton LLP during its two most recent fiscal years and through the date of this report in any matter regarding: (a) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice were provided that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue, or (b) any other matter or reportable event (as that term is described in Item 304 (a)(2)(i) and (ii) of Regulation S-K).

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They are also expected to be available to respond to appropriate questions from the shareholders present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2005.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of June 30, 2004, certain information regarding the beneficial ownership of the Company’s outstanding Common Stock and Series B Senior Convertible Preferred Stock held by (i) each person known by the Company to be a beneficial owner of more than five percent (5%) of any outstanding class of the Company’s capital stock, (ii) each of the Company’s directors and director nominees, (iii) the Named Executive Officers (as identified in the Summary Compensation table of this proxy statement), and (iv) all directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Name and Address of Beneficial Owners:
Series B Senior Convertible Preferred Stock
EADS Space Transportation GmbH	1,333,334	(2)	100%

Common Stock
EADS Space Transportation GmbH	1,333,334	(2)	10.6%
John C. Waterfall	1,100,000	(3)	8.8%
SMH Capital Advisors, Inc.	2,217,394	(4)	17.7%
SPACEHAB Taiwan, Inc.	791,666	(5)	6.3%
Austin W. Marxe and David M. Greenhouse	1,855,800	(6)	14.8%

Non-Employee Directors:
Richard S. Bodman	10,000		*
Dr. Edward E. David, Jr	26,000	(7)	*
Richard M. Fairbanks	110,000	(8)	*
Dr. Stefan-Fritz Graul	—		*
Dr. Shelley A. Harrison	402,750	(9)	3.2%
James R. Thompson	45,000	(10)	*

Named Executive Officers:
Daniel A. Bland	119,681	(11)	1.0%
Brian K. Harrington	—		*
Michael E. Kearney	191,994	(12)	1.5%
Nicholas G. Morgan	1,000	(13)	*
John B. Satrom	28,000	(14)	*
Julia A. Pulzone	111,250	(15)	1.1%

Nominees for Director
Roscoe Michael Moore, III	—		*
Thomas Boone Pickens, III	—		*
Barry A. Williamson	—		*
All Directors and Executive Officers as a Group (12 persons)	1,067,271		8.5%

(*)	Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of June 30, 2004, the Company had 12,561,962 shares of Common Stock outstanding.

(2)	Represents shares of the Company’s Series B Convertible Preferred Stock that are convertible at the holder’s option into Common Stock on the basis of one share of Preferred Stock for one share of Common Stock. EADS Space Transportation GmbH address is HünefeldstraBe 1-5, Postfach 286156, D-28361 Bremen, Germany.
(3)	Represents 241,800 shares of Common Stock held by Phaeton International (BVI) Ltd., 275,400 shares of Common Stock held by Phoenix Partners, L.P., 82,800 shares of Common Stock held by Phoenix Partners II, L.P. (collectively, the “Advisory Clients”) and 500,000 shares of Common Stock held by John C. Waterfall. Morgens, Waterfall, Vintiadis & Co., Inc. (“Morgens Waterfall”) provides investment advisory services to each of the Advisory Clients and may be deemed to beneficially own all of the shares of Common Stock held by the Advisory Clients. John C. Waterfall is the President and Assistant Secretary of Morgens Waterfall and is also a director and may be deemed to beneficially own all of the shares of Common Stock held by the Advisory Clients. The address for each holder is 600 Fifth Avenue, 27th Floor, New York, NY 10020. Based on Schedule 13G filed with the Securities and Exchange Commission on June 4, 2004.
(4)	Represents $30,212,000 principal amount of the Company’s 8% Convertible Subordinated Notes due 2007 that may be converted into Common Stock at a rate of $13.625 per share held by SMH Capital Advisors, Inc. in discretionary accounts for the benefit of its clients. This holder disclaims beneficial ownership of all shares of Common Stock it holds. This holder’s address is 600 Travis, Suite 3100, Houston, Texas 77002. Based on Schedule 13G filed with the Securities and Exchange Commission on March 25, 2004.
(5)	Except for its ownership of 791,666 shares of Common Stock, SPACEHAB Taiwan, Inc. has no other affiliation with the Company. Its address is 14th Floor No. 180, Chang-Shiao E. Road, Sec. 4, Taipei, Taiwan, R.O.C.
(6)	Represents 994,500 shares of Common Stock held by Special Situations Fund III, L.P., 93,180 shares of Common Stock held by Special Situations Technology Fund, L.P., 475,520 shares of Common Stock held by Special Situations Technology Fund II, L.P. and 292,600 shares of Common Stock held by Special Situations Cayman Fund, L.P. (collectively, the “Special Situations Funds”). Austin W. Marxe and David M. Greenhouse are the primary owners of the investment advisory general partner of each of the Special Situations Funds and may be deemed to beneficially own all of the shares of Common Stock held by the Special Situations Funds. Except for Special Situations Cayman Fund, L.P., the address for each holder is 153 East 53rd Street, New York, New York 10022. The principal address of Special Situations Cayman Fund, L.P. is c/o CIBA Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. Based on Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on December 22, 2003.
(7)	Includes options to purchase 25,000 shares of Common Stock.
(8)	Includes options to purchase 30,000 shares of Common Stock.
(9)	Represents (i) options to purchase 401,750 shares of Common Stock, (ii) 1,000 shares of Common Stock held by Dr. Harrison.
(10)	Includes options to purchase 40,000 shares of Common Stock.
(11)	Represents (i) options to purchase 108,850 shares of Common Stock, and (ii) 546 shares of Common Stock held in the Company’s 1997 Employee Stock Purchase Plan.
(12)	Represents (i) options to purchase 159,354 shares of Common Stock, and (ii) 890 shares of Common Stock held in the Company’s 1997 Employee Stock Purchase Plan.
(13)	Represents (i) options to purchase 1,000 shares of Common Stock.
(14)	Represents (i) options to purchase 28,000 shares of Common Stock.
(15)	Ms. Pulzone resigned as Senior Vice President and Chief Financial Officer as of December 31, 2003 and continued as a part-time employee until June 30, 2004. Includes options to purchase 111,250 shares of Common Stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by the Company for the last three fiscal years to Michael E. Kearney, who became the Company’s Chief Executive Officer on April 1, 2003; the four other most highly-compensated executive officers of the Company as of the end of the Company’s fiscal year (June 30, 2004), and an additional person who would have qualified as one of the Company’s four most highly-compensated executive officers had she been an executive officer of the Company at the end of the fiscal year. These officers are referred to in this proxy statement as the Named Executive Officers.

	Fiscal Year			Long-Term Compensation
		Annual Compensation			Awards
		Salary	Bonus	Other Annual Compensation($)(1)	Securities Underlying Option/SARs
Michael E. Kearney President and Chief Executive Officer	2004 2003 2002	$315,000 283,269 261,539	$94,500 12,600 36,000	— — —	40,000 83,000 10,000

Daniel A. Bland Senior Vice President, SPACEHAB Flight Services	2004 2003 2002	230,827 211,931 198,770	48,474 8,065 21,965	— — —	20,000 20,000 6,000

John B. Satrom Senior Vice President General Manager, Astrotech Space Operations	2004 2003 2002	182,088 173,897 165,170	38,239 11,109 17,635	— — —	20,000 20,000 20,000

Brian K. Harrington(2) Senior Vice President Chief Financial Officer, Secretary and Treasurer	2004	100,000	21,000	—	20,000

Nicholas G. Morgan Vice President and Controller	2004	84,509	12,676	—	4,000

Julia A. Pulzone (3) Former Senior Vice President and Chief Financial Officer	2004 2003 2002	121,000 222,292 205,040	23,293 13,470 34,406	$155,439 — —	15,000 45,000 -0-

(1)	Except as indicated, no executive named in the above table received Other Annual Compensation in an amount in excess of the lesser of either $60,000 or 10% of the total of salary and bonus reported for him in the two preceding columns.
(2)	Mr. Harrington commenced employment with the Company on January 5, 2004.
(3)	Ms. Pulzone resigned as Senior Vice President and Chief Financial Officer as of December 31, 2003 and continued as a part-time employee until June 30, 2004. The other annual compensation included $121,000 for severance and $34,439 for the part-time agreement.

Option Grants in Fiscal Year 2004

The following table sets forth information relating to the grant of stock options by the Company during fiscal year 2004 to the Named Executive Officers under the Company’s 1994 Stock Incentive Plan. The Company did not grant any stock appreciation rights in fiscal year 2004.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
Name	Number of Securities Underlying Options		% of Total Options Granted to Employees in Fiscal 2004	Exercise Price Per Share	Expiration Date	5%	10%

Michael E. Kearney	40,000	(2)	13.0%	$1.02	August 7, 2013	$25,659	$65,025

Daniel A. Bland	20,000	(2)	6.5%	1.02	August 7, 2013	12,829	32,513

John B. Satrom	20,000	(2)	6.5%	1.02	August 7, 2013	12,829	32,513

Brian K. Harrington	20,000	(3)	6.5%	1.75	January 5, 2014	22,011	55,781

Nicholas G. Morgan	4,000	(2)	1.3%	1.02	August 7, 2013	2,566	6,503

Julia A. Pulzone	15,000	(2)	4.9%	1.02	August 7, 2013	9,622	24,384

All Other Employees	188,000		61.3%	1.02		120,596	305,618

Total All Employees	307,000		100%

(1)	The indicated dollar amounts are the result of calculations based on the exercise price of the options and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.
(2)	The Options vest ratably over a four-year period commencing August 7, 2004.
(3)	The Options vest ratably over a four-year period commencing January 5, 2004.

Aggregated Option Exercises in Fiscal 2004 and Fiscal Year End Values

The following table sets forth the number of shares covered by stock options held by the Named Executive Officers at June 30, 2004, and also shows the value of “in-the-money” options (market price of the Company’s stock less the exercise price) at that date. Except as listed in the table, no other Named Executive Officer exercised any Company stock options or beneficially owned unexercised Company stock options.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at June 30, 2004 (#)		Value of Unexercised In-the-Money Options at June 30, 2004(1) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael E. Kearney	8,246	$27,212	136,104	115,500	$52,451	$280,402
Daniel A. Bland	5,000	12,010	93,851	44,999	11,850	99,110
John B. Satrom	14,000	22,308	17,000	41,000	0	98,626
Brian K. Harrington	0	0	0	20,000	0	38,600
Nicholas G. Morgan	1,000	2,481	0	7,000	0	19,580
Julia A. Pulzone	20,000	20,065	96,250	63,750	16,375	148,235

(1)	Based on the difference between the closing market price on June 30, 2004 for the Common Stock, which was $3.68 per share, and the option exercise price. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options will fluctuate with market activity.

Employment Agreements

Mr. Kearney served as the Company’s President and Chief Operating Office under an agreement dated January 1, 2001 and amended on October 30, 2001. On April 1, 2003, Mr. Kearney assumed the position of President and Chief Executive Officer upon Dr. Harrison’s retirement. The Company entered into a new agreement with Mr. Kearney dated April 1, 2003 which was amended on September 30, 2004. The agreement as amended provides for a term of employment through March 31, 2007 and a minimum base salary of $315,000. Mr. Kearney is also eligible to receive at the sole discretion of the Compensation Committee an annual performance-based bonus, and is eligible to participate in the employee benefit plans of the Company, including those plans providing stock option grants to employees. The agreement includes provisions that are effective upon termination of Mr. Kearney’s employment under certain circumstances. In general, Mr. Kearney is entitled to continuation of his base salary and medical coverage and certain other benefits for twelve months following a termination of employment by the Company other than for cause or a material breach. In the event Mr. Kearney’s employment is terminated following a change in control of the Company other than for cause or material breach, Mr. Kearney will be entitled to receive a lump sum payment equal to twice the sum of his then-current base salary, a payment equal to the average of his last two annual bonuses, and continuation of medical coverage and certain other benefits for twenty-four months.

On August 1, 2000, the Company entered into an employment agreement with Mr. Bland. The agreement provides that Mr. Bland will serve as Senior Vice President, SPACEHAB Flight Services for a term of one year, subject to automatic annual renewal for one-year periods thereafter unless notice is delivered, by Mr. Bland or the Company, 60 days prior to the expiration of such term. The agreement sets forth a minimum base salary of $190,000 per year for its term, subject to increase at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Bland is also eligible to receive at the sole discretion of the Compensation Committee an annual performance-based bonus. Mr. Bland is entitled to participate in the employee benefit plans of the Company and is eligible for the grant of stock options, in the sole discretion of the Compensation Committee, under the Company’s 1994 Stock Incentive Plan. The agreement includes provisions that are effective upon the termination of Mr. Bland’s employment under certain circumstances. In general, Mr. Bland is entitled to continuation of his base salary and medical coverage and certain other benefits for six months following a termination of employment by the Company other than for cause or a material breach.

On January 5, 2004, the Company entered into an employment agreement with Mr. Harrington. That agreement provides that Mr. Harrington will serve the Company as Senior Vice President, Finance and Chief Financial Officer through December 31, 2005 subject to automatic annual renewal for one-year terms thereafter, unless notice is delivered, by Mr. Harrington or the Company, 90 days prior to the expiration of such term. The agreement sets forth a minimum base salary of $200,000 per year, subject to increase at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Harrington is also eligible to receive, at the sole discretion of the Compensation Committee, an annual performance-based bonus and is also entitled to participate in the employee benefit plans of the Company and is eligible for the grant of stock options, in the sole discretion of the Compensation Committee, under the Company’s 1994 Stock Incentive Plan. Mr. Harrington’s employment agreement includes provisions under certain circumstances that are effective upon the termination of Mr. Harrington’s employment. In general, Mr. Harrington is entitled to continuation of his base salary and medical coverage and certain other benefits for a period of six months following a termination of employment by the Company other than for cause or a material breach. In the event Mr. Harrington’s employment is terminated following a change in control of the Company other than for cause or material breach, Mr. Harrington will be entitled to receive a lump sum payment equal to the sum of his then-current annual base salary, a payment equal to the average of his last two annual bonuses, and continuation of medical coverage and certain other benefits for twelve months.

The employment agreements for each of Dr. Harrison, Mr. Kearney, Mr. Bland, and Mr. Harrington include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officers of the Company’s confidential business information, the Company’s right to inventions and technical improvements of the officers, and noncompetition by the officers with the Company’s business for a period of six months following termination of employment.

Mr. Satrom and Mr. Morgan do not have employment agreements. Mr. Satrom and Mr. Morgan are subject to certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officers of the Company’s confidential business information, the Company’s right to inventions and technical improvements of the officers, and noncompetition by the officers with the Company’s business for a period of six months following termination of employment.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and certain Named Executive Officers and will enter into such agreements with each director nominee (that is not currently a director) upon his election. The agreements provide that the Company shall indemnify and hold harmless each indemnitee from liabilities incurred as a result of such indemnitee’s status as a director, officer, or employee of the Company, subject to certain limitations.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee consists of James R. Thompson (Chairman), Richard M. Fairbanks and Dr. Edward E. David, Jr. Mr. Thompson is President and Chief Operating Officer of Orbital Sciences Corporation (“Orbital”), an entity that provides commercial satellite launch and related aerospace services. The Company provides satellite processing services and other space-related services to Orbital. During the years ended June 30, 2004, 2003 and 2002 respectively, Orbital provided revenues to the Company of approximately $0.7 million, $0.1 million and $0.0 million, respectively.

Related Party Transactions

The Company engaged in certain transactions with directors, executive officers, shareholders, and certain former officers during fiscal year 2004. The following is a description of these transactions.

Orbital Sciences Corporation

The Company provides satellite processing services and other space-related services to Orbital, an entity providing commercial satellite launch and related aerospace services. Mr. James R. Thompson, a director of the Company, is President and Chief Operating Officer of Orbital. During the years ended June 30, 2004, 2003, and 2002 respectively, Orbital provided revenues to the Company of approximately $0.7 million, $0.1 million, and $0.0 million, respectively.

EADS Space Transportation

The Company issued subordinated notes for a portion of the amount due to Alenia Spazio S.p.A. (“Alenia”), a subsidiary of EADS Space Transportation, a shareholder, under a previously completed construction contract for the Company’s flight modules. Dr. Graul is the Executive Vice President for EADS Space Transportation. Under the subordinated notes, Alenia had the right to elect to convert, in whole or part, the remaining principal amount into equity, on terms and conditions to be agreed with the Company.

On November 15, 2001, the Company entered into an agreement with Alenia to restructure the terms of its $11.9 million debt. The terms of the restructuring provided for a $3.0 million payment of principal and interest on December 31, 2001 and quarterly amortization of the remaining principal beginning March 2002 through December 2003. In addition, the interest rate was reduced to 8% effective January 1, 2002. The obligation was collateralized by one of the Company’s flight assets. The Company paid interest of approximately $0.07 million, $0.2 million, and $0.6 million during the years ended June 30, 2004, 2003, and 2002, respectively. The Company paid the shareholder subordinated notes in full and received a release of the lien as of December 31, 2003.

EADS provides unpressurized payload and integration efforts to SPACEHAB on a fixed price basis in addition to providing engineering services as required. For the years ended June 30, 2004, 2003, and 2002, EADS’s payload and integration services included in cost of revenue was approximately $6.8 million, $8.5 million, and $4.3 million, respectively

V.J.F. Russian Consulting

On January 30, 2004, the Company entered into a subcontract agreement with V.J.F. Russian Consulting. The president of V.J.F. Russian Consulting, Vladimir Fishel, is a former Vice President of SPACEHAB. The services being provided under the subcontract agreement (valued at $2.6 million) is in support of a contract that SPACEHAB has with the Mitsubishi Corporation in support of the Japan Aerospace Exploration Agency. The value of this subcontract with V.J.F. Russian Consulting is $2.6 million. The amount paid for fiscal year 2004 was $1.3 million.

On June 1, 2004 the Company entered into a consulting agreement with V.J.F. Russian Consulting LTD for:

(1)	Marketing and promotion of SPACEHAB capabilities and services to RSC Energia, The Russian Federation Space Agency, and other Russian entities involved in the exploration and development of space;
(2)	Supporting and assisting SPACEHAB in the negotiation of service contracts and agreements between Russian entities; and
(3)	Providing technical expertise and services in support of SPACEHAB activities, under contracts with Russian entities.

Total commitments under the consulting agreement are $0.4 million.

COMMITTEE REPORTS TO THE BOARD OF DIRECTORS

Compensation Committee Report on Executive Compensation

General Compensation Philosophy. The Compensation Committee of the Board of Directors, which is comprised solely of independent directors as defined by the NASD, administers our executive compensation program. The Compensation Committee’s primary responsibility is to administer this program in furtherance of our interests and those of our shareholders.

Our executive compensation philosophy has four primary objectives:

(1)	to attract, retain, and motivate highly-qualified executives;
(2)	to provide incentives to achieve corporate objectives, thereby contributing to the overall goal of enhancing shareholder value;
(3)	to balance the flexibility to reward individual’s skills with the need to structure compensation for defined roles; and
(4)	to align the interests of executives and shareholders through equity-based plans and performance measures.

Our goal is to provide our executives with a total compensation package that—at expected levels of performance—is competitive to compensation for executives who hold comparable positions or have similar qualifications in other similarly situated organizations. Base salaries, annual cash bonus incentives, and long-term stock incentives are reviewed annually to ensure consistency with our total compensation philosophy. Long-term stock incentive grants are made to executives and key employees following a rigorous performance review process in amounts designed to reflect an appropriate balance between cash and equity compensation.

The Compensation Committee primarily compares our executive compensation program to data from benchmark companies within the aerospace and similar high-technology industries or similar lines of business, or are otherwise considered peers, as well as general industry companies of comparable size. The Compensation Committee also consults with outside consultants experienced in executive compensation and utilizes survey data that track compensation trends for peer and general industry companies against which we benchmark our pay levels.

During fiscal year 2004, our executive compensation program consisted of three main components:

(1)	base salary;
(2)	potential for an annual cash bonus based on overall company performance, achievement of Board-approved strategic goals and objectives, and individual performance; and
(3)	potential for stock-based incentives, which are intended to encourage superior performance and to align executive officer and shareholder interests.

The second and third elements constitute the performance based portion of the compensation program.

The Compensation Committee’s policies with respect to each component of the program, including the basis for the compensation of the CEO, are described below. The Compensation Committee consults with the CEO in reviewing the individual performance and compensation of key executives (other than the CEO). The Compensation Committee reviews the CEO’s performance and compensation at least annually and, for fiscal year 2004, such compensation was approved by the non-management directors.

Base Salaries. The Compensation Committee reviews at least annually the base salaries of key executive officers and determines whether salaries should be adjusted. Any adjustments are made based upon the executive’s position relative to competitive market medians as measured by periodic compensation surveys, as well as individual performance as measured against pre-established individual objectives. Base salaries are targeted at slightly below competitive median levels when compared to an industry group that includes peer group companies and general industry companies similar in size to SPACEHAB. The base salaries of certain executive officers are subject to minimums set forth in individual employment agreements as described above under “Employment Agreements.”

In September 2003, the Compensation Committee reviewed Mr. Kearney’s base salary of $315,000 and, at his request, determined not to increase his salary for 2004. His current salary was determined to be competitively positioned below the comparable benchmark companies’ average CEO compensation.

Annual Cash Incentive Bonuses. Annual cash bonuses are designed to provide incentives based on individual contribution to the achievement of the Company’s annual business goals. The Compensation Committee makes a determination as to incentive bonus payments at the end of each year based on an objective and subjective evaluation of the contributions of individual executive officers to the achievement of the Company’s annual business goals. The amount of individual incentive bonus payments is determined by percentage ranges established annually by the Compensation Committee and derived from management recommendations. Bonus payments have generally been reflective of the Company’s performance in achieving revenues, profitability, and other operating and corporate objectives, as well as the scope of an executive officer’s responsibilities.

Based on these factors, including significant achievements relative to the Board-approved strategic goals and objectives, the Compensation Committee determined in August 2003 to pay bonuses based upon performance in meeting fiscal year 2003 objectives. Mr. Kearney was awarded a bonus in the amount of $12,600 based on SPACEHAB’s fiscal year 2003 performance relative to the Board-approved strategic goals and objectives and Mr. Kearney’s leadership in achieving such performance.

Long-Term Stock Incentives. The long-term stock incentive component of our executive compensation program is designed to align executive and shareholder interests by rewarding executives for the attainment of stock price appreciation and total shareholder return. The Company awards long-term stock incentives pursuant to the 1994 Stock Incentive Plan.

Historically, the Compensation Committee administered our long-term stock incentive program through annual grants of stock options to executive officers and key employees. For 2004, the Compensation Committee continued its practice of granting conventional stock options to a limited number of executives and key employees based on a rigorous performance review process in amounts designed to reflect an appropriate balance between cash and equity compensation. These options were granted on August 7, 2003 with an exercise price equal to the market price for our Common Stock on that date and vest in one-quarter increments over the next four years. Mr. Kearney was awarded options for 40,000 shares of Common Stock.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1.0 million paid to the company’s CEO and four other most highly compensated executive officers, as reported in this proxy statement. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards. The Company believes that the stock options granted in fiscal year 2004 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company’s intention to maximize the deductibility of compensation paid to its officers, to the extent consistent with the best interests of the Company. During fiscal year 2004, the Company did not exceed the $1.0 million deductibility cap with respect to any officer covered by Section 162(m).

Conclusion. The Compensation Committee believes that the executive compensation philosophy that it has adopted effectively serves SPACEHAB’s interests and those of its shareholders. It is the Compensation Committee’s intention that the compensation delivered to executive officers be commensurate with Company performance.

The individuals who served as members of the Compensation Committee during deliberations concerning executive compensation for fiscal year 2004 were James R. Thompson, Dr. Edward E. David, Jr., and Melvin D. Booth. Mr. Booth did not stand for re-election to the Board of Directors at the annual meeting of shareholders on November 14, 2003. Mr. Richard M. Fairbanks was elected to the Committee on February 17, 2004. No member of the Compensation Committee was an officer or employee of SPACEHAB or any of its subsidiaries during fiscal year 2004.

Compensation Committee

James R. Thompson (Chairman)

Dr. Edward E. David, Jr.

Richard M. Fairbanks

The Report of the Compensation Committee and the accompanying Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this proxy statement or any part thereof into any of the Company’s filings with the Securities and Exchange Commission.

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the Company’s cumulative total shareholder return on its Common Stock since June 30, 1999 (as measured by dividing the difference between the Company’s share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with (i) the cumulative total return of the NASDAQ Stock Market Index of U.S. Companies, and (ii) the cumulative total return of the Standard & Poor’s Aerospace/Defense Index (S5AEROX).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG SPACEHAB, INCORPORATED, THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P AEROSPACE & DEFENSE INDEX

*	$100 invested on 6/30/99 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

	SPACEHAB, Inc.	NASDAQ U.S. Company Index	Standard & Poor’s Aerospace/Defense Index (S5AEROX)
June 30, 1999*	$100.00	$100.00	$100.00
June 30, 2000	$87.80	$192.65	$68.89
June 30, 2001	$43.90	$68.58	$88.46
June 30, 2002	$24.78	$58.24	$99.21
June 30, 2003	$18.54	$56.04	$79.40
June 30, 2004	$71.80	$76.42	$105.10

*	Assumes that the value of an investment in the Company’s Common Stock, the NASDAQ Stock Market Index of U.S. Companies, and the Standard and Poor’s Aerospace/Defense Index (ticker: S5AEROX) was $100 on June 30, 1999 and that all dividends were reinvested.

Audit Committee Report

Our Board of Directors has established an Audit Committee of independent directors, which operates under a written charter adopted by the Board of Directors. The charter, which was amended and restated in May 2004, is attached as Appendix A to this proxy statement. Our management is responsible for establishing a system of internal controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants, Grant Thornton LLP, are responsible for auditing our consolidated financial statements in accordance with generally accepted auditing standards and issuing their report based on that audit. Under the Audit Committee’s charter, the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as to (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors. The Audit Committee is also directly responsible for selecting and evaluating the independent auditors; reviewing, with the independent auditors, the plans and scope of the audit engagement; and reviewing with the independent auditors their objectivity and independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, rely without independent verification on the information and representations provided to them by management and Grant Thornton. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Grant Thornton is in fact “independent.”

In connection with the preparation of the audited financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2004:

•	The Audit Committee reviewed and discussed the audited financial statements with the independent auditors and management.

•	The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In general, these auditing standards require the auditors to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; and the auditors’ judgment about the quality of our accounting principles.

•	The Audit Committee received from the independent auditors written disclosures regarding their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence. In general, Independence Standards Board Standard No. 1 requires the auditors to disclose to the Audit Committee any relationship between the auditors and its related entities and SPACEHAB that in the auditors’ professional judgment may reasonably be thought to bear on independence. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to SPACEHAB was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended June 30, 2004 be included in our Annual Report on Form 10-K filed with the SEC.

This report is submitted by the members of the Audit Committee of the Board of Directors:

Richard S. Bodman (Chairman)

Richard M. Fairbanks

James R. Thompson

Principal Accounting Fees and Services

The firm of Grant Thornton LLP was engaged as our independent auditors in April 2004, and our Audit Committee has selected Grant Thornton LLP as the independent auditors to examine our accounts and the accounts of our consolidated subsidiaries for the year ending June 30, 2005. Ernst & Young LLP had served as independent auditors to the Company for the Company’s fiscal years 2000 through 2003. Set forth below is a summary of the fees we paid Ernst & Young LLP and Grant Thornton LLP for professional services rendered for the fiscal years ended June 30, 2004 and 2003.

Audit Fees. As of July 31, 2004, audit fees billed by Grant Thornton LLP for professional services provided in the year ended June 30, 2004 were $20,104. As of June 30, 2004, audit fees billed by Ernst & Young LLP for professional services in the years ended June 30, 2004 and 2003 were $410,394. Additionally, we expect to be billed up to another

$95,900 in audit fees related to the fiscal year 2004 audit. Audit fees for the periods presented consisted primarily of the audit and quarterly reviews of our consolidated statements.

Audit-Related Fees. As of July 31, 2004, there were no audit-related fees billed by Grant Thornton LLP for professional services provided in the year ended June 30, 2004 and audit related fees billed by Ernst & Young LLP for professional services provided in the years ended June 30, 2004 and 2003 of were $2,500 and $56,750, respectively. Additionally, we do not expect to be billed for any additional audit-related fees for services provided by Ernst & Young LLP through the date of this proxy statement. Audit-related fees for the periods presented consisted primarily of assurance and related services reasonably related to the audit of our financial statements that are not reported under the caption “Audit Fees” above, such as accounting consultations relating to the loss incurred by the Company in the Space Shuttle Columbia accident.

Tax Fees. As of July 31, 2004, tax fees billed by Ernst & Young LLP for professional services provided in the fiscal years ended June 30, 2003 and 2004 were $26,910 and $57,378, respectively. Tax fees for the periods presented consisted primarily of professional services provided for preparation of federal and state tax returns, review of tax returns prepared by management, and asset classification studies relating to certain generation projects.

All Other Fees. As of July 31, 2004, there were no other fees billed by Grant Thornton LLP and for the fiscal years ended June 30, 2003 and 2004 there were no other fees billed by Ernst & Young LLP.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of Grant Thornton LLP, the Company’s independent auditors. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services to be provided by independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The policy, as amended, provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific audit and audit-related and tax services that are eligible for general pre-approval. The policy requires specific pre-approval of the annual audit engagement, most statutory or subsidiary audits, and all permissible non-audit services for which no general pre-approval exists. For both audit and non-audit pre-approvals, the Audit Committee considers whether such services are consistent with applicable law and SEC rules and regulations concerning auditor independence.

The policy delegates to the Chairman the authority to grant certain specific pre-approvals; provided, however, that the Chairman is required to report the granting of any pre-approvals to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the committee’s responsibility to pre-approve services performed by the independent auditors.

Requests for pre-approval of services must be detailed as to the particular services proposed to be provided and are to be submitted by the CFO. In addition, each such request generally must include a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services, and a general timetable for the performance of such services.

Prior Auditors of SPACEHAB

On April 7, 2004, our Board of Directors dismissed Ernst & Young LLP as our independent public accountants and engaged Grant Thornton LLP to serve as our independent public accountants for fiscal year 2004. The appointments of Ernst & Young LLP for the fiscal years ending June 30, 2004 and June 30, 2003 were ratified by our shareholders at our 2003 and 2004 annual shareholder meetings, respectively.

Ernst & Young LLP’s report on our consolidated financial statements for our fiscal year ending June 30, 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During fiscal year 2003 and through April 7, 2004 (the date we filed a Current Report on Form 8-K disclosing our dismissal of Ernst & Young LLP), there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Ernst & Young’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

During our fiscal year ended June 30, 2003 and through April 7, 2004, we did not consult Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events, listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Report of the Corporate Governance and Nominating Committee

The Board of Directors appoints the Corporate Governance and Nominating Committee (the “Governance Committee”) each year. The primary function of the Governance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to matters of corporate governance and the composition and effectiveness of the Board of Directors. The Governance Committee consists of four non-employee directors, each of whom is an “independent director” within the meaning of the rules of the NASD. The Governance Committee is governed by a written charter adopted by the Governance Committee and approved by the Board of Directors as a whole. A copy of the Governance Committee charter can be found in the Investor Info section of the Company’s website at www.spacehab.com.

The Governance Committee utilizes a variety of methods for identifying and evaluating potential nominees to the Board of Directors. Recommendations may come from current Board members, professional search firms, members of management, shareholders or other persons. In assessing the qualifications of potential nominees, the Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, third-party background and reference checks, and such other due diligence information as is reasonably available. The Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience at the policy-making level in business, government, education, or public interest before the Governance Committee would recommend a candidate as a nominee to the Board of Directors.

As part of its corporate governance oversight, the Governance Committee has established a mechanism by which shareholders may communicate with the Board of Directors. Shareholders may do so by writing to the Board of Directors c/o the Corporate Secretary at the Company’s corporate headquarters. A copy of this policy is included on the Company’s website at www.spacehab.com. In addition, the Governance Committee has adopted a policy stating that members of the Board of Directors are expected to attend annual meetings of the Company’s shareholders.

At the Company’s 2003 Annual Meeting of Shareholders, all then members of the Board of Directors were in attendance.

Richard M. Fairbanks (Chairman)

Richard Bodman

Dr. Edward E. David, Jr.

James. R. Thompson

OTHER MATTERS

The Board of Directors for the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

Proxy Solicitation Expense

The cost of the solicitation of proxies, of approximately $10,000, will be borne by the Company. In addition to solicitation by mail, directors, officers, and employees of the Company and its subsidiaries, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. The Company has retained ADP Investor Communication Services to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. Such directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms they file. Due dates for the reports are specified by those laws, and the Company is required to disclose in this document any failure in the past fiscal year to file by the required dates. Based solely on written representations of our directors and executive officers and on copies of the reports that they have filed with the SEC, our belief is that all of our directors and executive officers complied with all filing requirements applicable to them with respect to transaction in our equity securities during fiscal year 2004, except as described below.

Mr. Harrington was appointed as an executive officer or the Company on January 7, 2004 and filed Form 3 on January 28, 2004. Sales of equity securities by Mr. Harrison on February 12, 2004, Mr. Bland on February 17, 2004, and Mr. David on February 18, 2004 were reported on Forms 4 filed on February 23, 2004, February 20, 2004, and March 17, 2004 respectively.

Deadline for Submission of Shareholder Proposals for Next Year’s Annual Meeting

The proxy rules adopted by the SEC provide that certain shareholder proposals must be included in the proxy statement for the Company’s 2005 Annual Meeting. For a proposal to be considered for inclusion in the Company’s proxy materials for the Company’s Annual Meeting of shareholders, it must be received in writing by the Company on or before June 1, 2005 at its principal office, 12130 Highway 3, Building 1, Webster, Texas 77598, Attention: Secretary. If the Company receives notice after September 13, 2005 of a shareholder’s intent to present a proposal at the Company’s 2005 Annual Meeting, the Company will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in the Company’s proxy materials. Shareholders who wish to submit a proposal at next year’s Annual Meeting must submit notice of the proposal, in writing and setting forth the information required by the Company’s by-laws, to the Company at the address set forth above. Under the Company’s by-laws, shareholders who give notice of a proposal after October 2, 2005 will not be permitted to present the proposal to the shareholders for a vote at the 2005 Annual Meeting.

The Company’s Annual Report on Form 10-K, including the Company’s audited financial statements for the year ended June 30, 2004, is being mailed herewith to all shareholders of record on the record date.

By Order of the Board of Directors,

Brian K. Harrington

Senior Vice President and

Chief Financial Officer

Secretary and Treasurer

Houston, Texas

October 27, 2004

Each shareholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A shareholder may revoke his or her proxy at any time prior to voting.

Appendix A

SPACEHAB, INCORPORATED

AUDIT COMMITTEE CHARTER

I. Purpose

The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s financial reporting, which shall include oversight of:

(1)	the integrity of the Company’s financial statements;

(2)	the Company’s compliance with legal and regulatory requirements;

(3)	the independent auditor’s qualifications and independence; and

(4)	the performance of the Company’s internal audit function and independent auditors.

The Committee’s role is one of oversight. It is recognized that the Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements.

II. Committee Composition

The Committee shall be comprised of three or more members of the Board of Directors. Each member of the Audit Committee shall meet the independence and experience requirements of the Nasdaq National Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. The Committee shall be elected by vote of the full Board at the regular meeting of the Board that falls closest to the date of the annual meeting of shareholders and shall serve at the pleasure of the Board. The Board shall appoint one member of the Committee to act as its Chair. The members of the Committee shall serve terms of one year, and shall be eligible for re-appointment.

III. Committee Meetings

The Committee will meet at least four times a year, with authority to convene additional meetings as circumstances require. The Committee will invite members of management and others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared and the Committee will report to the Board the results of its meetings.

IV. Duties and Responsibilities

The following list of responsibilities is set forth as a guide to the Committee in fulfilling its purpose and may be modified from time to time as appropriate. The Committee:

(1)	Appoints, terminates if necessary, set the compensation for and oversee the performance of the independent auditors;

(2)	Requires the independent auditors annually to declare relationships and/or services which may impact on their objectivity and independence;

(3)	Reviews with management and the independent auditors the quality and adequacy of the Company’s internal controls and internal auditing procedures, including (i) any deficiencies in the design or operation of those controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, and any material weakness in internal controls; (ii) any alleged fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and (iii) determination of the Company’s requirement for an internal audit function including the size, scope, and staffing of the internal audit function;

(4)	Reviews with management (i) how the Company’s financial systems and controls compare with industry standards and practices, (ii) the quality and adequacy of the Company’s internal controls and the adequacy of the procedures relating to quarterly certification of the Company’s financial statements and internal controls and (iii) any material issues raised by the Company’s most recent internal control review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Company, and any steps taken to deal with such issues;

(5)	At least annually or as otherwise required by applicable law (including, but not limited to, Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules promulgated by the Securities and Exchange Commission (or any successor provisions)), obtains and reviews (i) a statement of management’s responsibilities for establishing and maintaining adequate internal controls and procedures for financial reporting, (ii) management’s conclusions about the effectiveness of the Company’s internal controls and procedures for financial reporting and (iii) as required under SEC regulations, a report by the Company’s independent auditors attesting to management’s evaluation;

(6)	Reviews with the independent auditors, in connection with the Company’s annual audit and quarterly reviews:

a.	all critical accounting policies;

b.	all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) for policies and practices related to material items that have been discussed with management officials of the Company, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

c.	financial, regulatory, and accounting initiatives;

d.	the effect of any off-balance sheet structures on the Company’s financial statements;

e.	any material transactions and relationships between the Company and any insider or affiliate; and

f.	other material written communications between the independent auditors and management, including management letters and any schedule of unadjusted differences.

(7)	Reviews with management the results of independent audits, including the scope, plan and results of any audits completed by the independent auditors;

(8)	Meets with the management, independent auditors, the party responsible for the Company’s internal audit function and counsel in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately, including (i) any legal or regulatory matters that may have a material impact on the Company’s financial statements and (ii) any disagreements between management and the independent auditors regarding financial reporting;

(9)	Obtains advice and assistance from legal, accounting or other advisors at the Company’s expense, whenever the Committee considers such action appropriate;

(10)	Reviews with the Board of Directors the performance of the independent auditors,

(11)	Pre-approves audit and non-audit services to be provided by the Company’s independent auditors, it being understood that the Committee may delegate pre-approval authority with respect to non-audit services to one or more of its members so long as the decisions made by such member or members are presented to the Committee at its next meeting;

(12)	Reviews with the Board of Directors any issues arising with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements relating to financial disclosure, the performance of the Company’s internal audit function or the performance and independence of the Company’s independent auditors;

(13)	Reviews with management and the independent auditors the Company’s audited financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the prior fiscal year as well as any related proposed earnings releases and recommends to the Board of Directors whether such financial statements should be included in the Company’s Annual Report on Form 10-K;

(14)	Reviews with management and the independent auditors the Company’s quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Company’s quarterly report on Form 10-Q as well as any related proposed earnings releases;

(15)	Discusses with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 entitled “Communication With Audit Committees;”

(16)	Reviews and approves any transaction between the Company and any insider or affiliate which is required to be disclosed in the Company’s proxy statement for its annual meeting of stockholders;

(17)	Reviews with management and approves the Company’s codes or policies prescribing ethical conduct;

(18)	Reviews with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial and risk exposure and the policies and controls in place to monitor such exposure;

(19)	Establishes procedures for the receipt, review, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(20)	Prepares annually a report to stockholders, as required by the Securities and Exchange Commission, which will be included in the Company’s annual proxy statement;

(21)	Reviews and reassesses on an annual basis the performance of the Audit Committee and the adequacy of this Charter and reports the results thereof to the Board of Directors; and

(22)	Performs any other activities consistent with the Company’s charter, by-laws and applicable laws and regulations as the Board of Directors deems necessary or appropriate.

V. Authority to Retain Consultants

The Committee shall have the authority to retain special compensation, legal, accounting or other consultants to advise it. The Committee may request any officer or employee of the Company or any outside counsel or consultants to meet with any members of the Committee.

VI. Restrictions on Compensation

No Committee member may accept any consulting, advisory or other compensatory fee from the Company or its subsidiaries, other than compensation relating to such member’s service on the Audit Committee or the Board of Directors or any other committee thereof.

SPACEHAB, INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – December 1, 2004

P R O X Y	The undersigned hereby appoints Dr. Shelley A. Harrison and Michael E. Kearney, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of SPACEHAB, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 1, 2004, at 10:00 a.m. (local time), at the Hilton Houston NASA Clear Lake, located at 3000 Nasa Parkway, Houston, Texas, 77058, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:
(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote FOR the following items:

(1)	To elect to the Board of Directors the following nominees for the term indicated in the proxy statement.

FOR all nominees listed below (except as marked to the contrary by lining out or striking through below).

Richard S. Bodman Dr. Edward E. David, Jr. Richard M. Fairbanks Dr. Stefan-Fritz Graul	Dr. Shelley A. Harrison Michael E. Kearney Roscoe M. Moore, III Thomas Boone Pickens, III	James R. Thompson Barry A. Williamson

☐ FOR	☐ AGAINST	☐ ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

(2)	Ratification of the appointment by the Board of Directors of Grant Thornton LLP as independent public accountants for fiscal year 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and proxy statement, receipt of which is hereby acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2.

Dated	2004

Sign exactly as name appears hereon. When signing in a representative capacity, please give full title. Joint owners (if any) should each sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS